Exhibit 99.1

TRG Latin America Acquisitions Corp. Announces Pricing of $200 Million Initial Public Offering

NEW YORK, NEW YORK, Feb. 25, 2026 (GLOBE NEWSWIRE) -- TRG Latin America Acquisitions Corp. (“TRG” or the “Company”) announced today that it priced its initial public offering of 20,000,000 units at $10.00 per unit. The units will be listed on the Nasdaq Stock Exchange (“Nasdaq”) and trade under the ticker symbol “TRGSU” beginning February 26, 2026. Each unit consists of one Class A ordinary share and one right entitling the holder thereof to receive one-tenth of one Class A ordinary share upon the consummation of an initial business combination. The Class A ordinary shares and rights comprising the units are expected to begin separate trading no later than the 52nd day following this date. Once the securities comprising the units begin separate trading, the Class A ordinary shares and rights are expected to be listed on Nasdaq under the symbols “TRGS” and “TRGSR,” respectively.

Santander is acting as sole book-running manager. The Company has granted the underwriter a 45-day option to purchase up to an additional 3,000,000 units at the initial public offering price to cover over-allotments, if any.

The offering was made by means of a prospectus. Copies of the prospectus may be obtained from Santander US Capital Markets LLC, 437 Madison Avenue, New York, NY 10022, Attention: ECM Syndicate, by email at equity-syndicate@santander.us, or by telephone at 833-818-1602.

A registration statement relating to the securities became effective on February 25, 2026. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offering is expected to close on February 27, 2026, subject to customary closing conditions.

About TRG Latin America Acquisitions Corp.

The Company is a blank check company incorporated as a Cayman Islands exempted company and formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.

While the Company may pursue a business combination in any business or industry, it intends to capitalize on the ability of its management team and initially focus its search on identifying a prospective target business that can benefit from its Chief Executive Officer and Chairman Nicolas S. Rohatyn, a co-founder, partner and member of The Rohatyn Group’s executive committee, and Chief Financial Officer Miguel A. Gutierrez’s, a co-founder, partner and head of private markets at The Rohatyn Group,  historical areas of business expertise.

Miguel Kiguel, Daniel Gerold, and Thomas Wolf will be serving as board members.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s preliminary prospectus for the Company’s offering filed with the U.S. Securities and Exchange Commission (the “SEC”). Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Contact:

Investor Relations Team
TRGIR@rohatyngroup.com